UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2005

PC Connection, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23827	02-0513618
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rt. 101A, 730 Milford Road Merrimack, NH	03054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 683-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Amendment to Amended and Restated 1997 Employee Stock Purchase Plan

On December 2, 2005, the Board of Directors of the Company approved an amendment to the Amended and Restated 1997 Employee Stock Purchase Plan (the “ESPP”) as recommended by the Compensation Committee of the Board of Directors. The ESPP was amended to include the following changes: (1) decrease the discount from 15% to 5%, (2) eliminate the look-back provision for calculating the purchase price of common stock and (3) eliminate the one-year mandatory holding period for stock purchased under the ESPP. The amendment to the ESPP was designed to reduce the expense the Company will incur under FAS 123(R) while maintaining an incentive for the Company’s employees to make a financial investment in the Company.

Separation Agreement

On November 28, 2005, PC Connection, Inc., a Delaware corporation (the “Company”) entered into a Separation Agreement with Kenneth A. Grady, the Company’s Vice President, General Counsel and Secretary (the “Agreement”). The Agreement terminated the Offer Letter by and between the Company and Mr. Grady dated May 5, 2005.

Under the terms of the Agreement, Mr. Grady is entitled to continued base salary and benefits for forty-two weeks subject to the fulfillment of all of Mr. Grady’s obligations under the Agreement. In addition, the Agreement requires that Mr. Grady continue to satisfy his obligations under confidentiality, invention assignment and restricted activities provisions of that certain covenant not to compete and disclose confidential information and assignment of rights, dated July 11, 2005 between the Company and Mr. Grady. Under law, the Agreement may be revoked by Mr. Grady at any time prior to December 5, 2005.

Item 1.02.	Termination of a Material Definitive Agreement.

As discussed above in Item 1.01, on November 28, 2005, the Company entered into a Separation Agreement with Kenneth A. Grady, the Company’s Vice President, General Counsel and Secretary, which terminated the Offer Letter by and between the Company and Mr. Grady dated May 5, 2005. The disclosure contained in “Item 1.01 — Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PC CONNECTION, INC.

Date: December 02, 2005	By:	/s/ JACK FERGUSON
	Name:	Jack Ferguson
	Title:	Treasurer and Interim Chief Financial Officer